EXHIBIT 21



                           Subsidiaries of the Company



               Entity                                     Jurisdiction
-----------------------------------                       ------------
AxCell BioSciences Corporation                              Delaware
Cytogen Acquisition Corporation                             Delaware
Prostagen, Inc.                                             Delaware
PSMA Development Company LLC (50%)                          Delaware